EXHIBIT 99.1

CONTACT:	Liz Merritt, Rural/Metro Corporation
(480) 606-3337
Financial Dynamics, Investor Relations
Jim Byers (investors)
(415) 439-4504
Christopher Katis (media)
(415) 439-4518

For immediate release

RURAL/METRO RECEIVES NASDAQ NOTICE REGARDING LISTING

SCOTTSDALE, Ariz. (July 12, 2004) – Rural/Metro Corporation (Nasdaq: RURLC), a leading national provider of medical transportation and fire protection services, announced today that it has received notice from the Nasdaq Listing Qualifications Panel that it does not meet the market value of listed securities requirement for continued listing on the Nasdaq SmallCap Market. Effective with the open of business on Tuesday, July 13, 2004, the company’s common stock will trade on the Over The Counter Bulletin Board (OTCBB) under the symbol RURL.

Jack Brucker, President and Chief Executive Officer, said, “The decision by Nasdaq and the move to the OTCBB does not impact our operations or affect our ability to continue to implement our business plan. We believe our recent financial performance reflects the progress we are making toward achieving consistent, solid financial results and sustainable growth. Furthermore, we believe we are well positioned to achieve further improvement in fiscal 2005.”

For the nine months ended March 31, 2004, the company reported net revenue of $401.0 million, and net income from continuing operations of $5.1 million.

Brucker continued, “The system on which our stock is traded does not reflect our ability to perform financially or to provide top-quality service to our customers. The OTC Bulletin Board is a well-established trading system, and we look forward to working with them.”

As previously disclosed, the company was notified in April that it was not in compliance with Marketplace Rule 4310(c)(2)(B), which requires companies listed on the NASDAQ SmallCap Market to have a minimum of $35 million market value of listed securities, $500,000 of net income from continuing operations for the most recently completed fiscal year or two of the three most recently completed fiscal years, or $2.5 million in stockholders’ equity.

The OTCBB is a regulated quotation service that displays real-time quotes, last sale prices and volume information in over-the-counter equity securities. OTCBB securities are traded by a community of registered market makers that enter quotes and trade reports through a computer network. Information regarding the OTCBB, including stock quotes, can be found at www.otcbb.com. Investors should contact their broker for further information about executing trades in Rural/Metro’s common stock on the OTCBB.

Rural/Metro Corporation provides emergency and non-emergency medical transportation, fire protection, and other safety services in 24 states and more than 400 communities throughout the United States.

Except for historical information herein, this press release may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, the continued trading of the Company’s common stock on the OTC Bulletin Board; the company’s ability to collect its accounts receivable; competitors’ actions; litigation matters; and the company’s ability to sustain operating cash flow, secure new contracts, retain existing contracts, and improve earnings and operating margins. Additional factors that could affect the company are described in its Form 10-K as amended for the year ended June 30, 2003 under the caption “Risk Factors” in the Management’s Discussion and Analysis section, and other factors as described from time to time in the company’s SEC filings. The company disclaims any obligation to update its forward-looking statements